UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Amendment No. 2

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2017

Vican Resources, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-107179 & 000-51210	980380519
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identifica-tion No.)

2960 W. Pioneer Road Ogden, UT 84404
(Address of Principal Executive Offices)

-
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The Share Exchange Agreement

As described in the Current Report on Form 8-K filed by Vican Resources, Inc. (the "Company") on April 12, 2017, the Company entered into a Share Exchange Agreement (the "Share Exchange Agreement") by and among the Company, Unprescribed, LLC, a Utah limited liability company ("Unprescribed") and the members of Unprescribed, Ian Jenkins, the Company's sole director and Chief Executive Officer and majority shareholder, Dr. Gregory Mongean and Christopher Dean (the "Members") on April 11, 2017.  Pursuant to the Share Exchange Agreement, at the closing thereof (the "Closing") the Company agreed to exchange the outstanding membership interests of Unprescribed held by the Members for an aggregate of 25,000,000 shares of common stock of the Company.  Ian Jenkins, the holder of 1,830,000 shares of common stock and 100 shares of Series A Preferred Stock, agreed to cancelation of such shares as of and at the Closing.  Other than Mr. Jenkins, shareholders of Company common stock hold approximately 109,907 shares, which will remain unchanged by the Share Exchange Agreement.  In addition, at the Closing, the holders of an aggregate of approximately $1,357,000 of outstanding convertible notes issued by the Company have agreed to limit conversion of such debt into a maximum of 8,500,000 shares of common stock, or approximately 25% of the post-Closing outstanding shares of common stock, and the remaining debt will be cancelled.

At the Closing, two additional members of Unprescribed, Dr. Gregory Mongean and Christopher Dean, will become officers and directors of the Company.

The Share Exchange Agreement contemplates that the issuance of shares of our Common Stock to holders of Unprescribed's membership interests in connection therewith will be exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof, which exempts transactions by an issuer not involving any public offering, and Regulation D under that section, and that these securities, when issued, may not be offered or sold in the United States absent such registration or an applicable exemption from such registration requirements, and will be subject to further contractual restrictions on transfer as described in the Merger Agreement.

The Share Exchange Agreement and the transactions contemplated thereby have been approved by the board of directors of the Company and the Members of Unprescribed.

The Amendment

The Share Exchange Agreement automatically terminates if the closing of the transactions contemplated thereby shall not have occurred by June 30, 2017; and it may be terminated by Unprescribed or the Company under certain specified circumstances.  The parties previously agreed to extend the termination date of the Share Exchange Agreement from June 30, 2017, until August 31, 2017. The parties are finalizing the terms of the transaction, and have agreed to further extend the termination date of the Share Exchange Agreement from August 31, 2017 until December 31, 2017.

In addition, the parties have agreed that in addition to the share exchange with Unprescribed, the Company shall also exchange shares for membership interests in Cornerstone Medical LLC, a  Nebraska limited liability company, and affiliate of Unprescribed ("Cornerstone"), and the members of Cornerstone.  At the Closing, the Company will exchange the outstanding membership interests of Unprescribed and Cornerstone held by the Members for an aggregate of 25,000,000 shares of common stock of the Company.  As previously described, Ian Jenkins, the holder of 1,830,000 shares of common stock and 100 shares of Series A Preferred Stock, agreed to cancelation of such shares as of and at the Closing.  Other than Mr. Jenkins, shareholders of Company common stock hold approximately 109,907 shares, which will remain unchanged by the Share Exchange Agreement.  In addition, at the Closing, the holders of an aggregate of approximately $1,357,000 of outstanding convertible notes issued by the Company have agreed to limit conversion of such debt into a maximum of 8,500,000 shares of common stock, or approximately 25% of the post-Closing outstanding shares of common stock, and the remaining debt will be cancelled.

This current report on Form 8-K is issued in accordance with Rule 135c under the Securities Act, and is neither an offer to sell any securities, nor a solicitation of an offer to buy, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              Vican Resources, Inc.

Date: October 26, 2017	By:	/s/ Ian Jenkins
Name: Ian Jenkins
Title: Chief Executive Officer